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National City                                                   Exhibit 99.1
Corporation
                                                   National City Corporation
                                                   National City Center
                                                   Post Office Box 5756
                                                   Cleveland, OH 44101-0756
                                                   216 575 2000

FOR MORE INFORMATION CONTACT:

IN CLEVELAND:                                           IN PITTSBURGH:
ANALYST INQUIRIES:          MEDIA INDUQIRIES:           MEDIA INQUIRIES:
- ------------------          -----------------           ----------------
Janis E. Lyons              Mary H. Griffith            William S. Eiler
Vice President              Senior Vice President,      Public Relations Manager
Investor Communications     Director                    Integra Financial
National City Corporation   Corporate Communications      Corporation
(216) 575-3329              National City Corporation   (412) 644-7678
                            (216) 575-2728



                            For Immediate Release

                     NATIONAL CITY CORPORATION TO ACQUIRE
                        INTEGRA FINANCIAL CORPORATION


        CLEVELAND, OHIO -- August 28, 1995 -- National City Corporation (NYSE:NCC) today announced that it has reached a definitive agreement to acquire Integra Financial Corporation (NYSE:ITG), a $15 billion in assets bank holding company headquartered in Pittsburgh, Pennsylvania.
        Under the terms of the merger, Integra shareholders will receive 2.00 shares of National City common stock for each share of Integra common stock in a tax-free exchange. The merger will be accounted for as a pooling-of-interests. Based on the recent market price of National City stock, the transaction has a value of $62.75 per share for a total of $2.1 billion, or
1.96 times book value. The combined company would have assets of $50 billion, deposits of $35 billion and stockholders equity of $4 billion. Subject to regulatory and shareholder approvals, the transaction

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is expected to close in the second quarter of 1996. Integra's units will ultimately adopt the National City name.
        David A. Daberko, president and chief executive officer of National City, stated, "This acquisition is consistent with our previous stated growth plans and is a logical and attractive opportunity for National City. It is a natural extension into an adjacent market that is culturally and demographically similar to our existing markets. We will now have a significant presence in nine of the top 100 Metropolitan Statistical Areas (MSAs) -- a position exceeded by only a handful of banks nationwide.''
        William F. Roemer, chairman and chief executive officer of Integra, stated, "Integra has built a great franchise in western Pennsylvania. This transaction promises to enhance that position at a much faster face than what we would have been able to effect on our own. Our customers and employees will benefit from this transaction due to National City's localized marketing philosophy coupled with efficient, state-of-the-art back-office support. Our shareholders have the opportunity to affiliate with one of the country's most successful banks, one with a long-term record of superb profitability and outstanding shareholder returns."
        Added Mr. Daberko, "The transaction is structured so that both sets of stockholders stand to benefit. The immediate integration of Integra into National City will generate cost savings that will readily offset the modest initial dilution to National City stockholders. We remain dedicated to enhancing the superior value that National City stockholders have enjoyed over the years."
        The integration of Integra into National City, which will be headed by Leonard M. Carroll, Integra's president and chief operating officer, will result in annual cost savings of $85 million as


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redundant systems and capacity are eliminated and other merger synergies realized. Robert G. Siefers, chief financial officer of National City, will lead the expense reduction process. The two companies expect to incur one-time charges, aggregating approximately $100 million, to cover the costs of the integration and other merger-related expenses.
        As part of the merger integration plan, a priority posting process to include Integra employees is being put into effect immediately. Currently, there are more than 500 openings within the National City system. National City will work diligently to ensure that employees within the Integra franchise are offered opportunities within the newly-combined franchise.
        In addition to realizing substantial cost savings, Mr. Daberko noted, "This acquisition offers National City significant opportunities for increased revenues. We can offer a number of product and service offerings that Integra currently does not offer its customers, including sophisticated cash management, consumer and commercial leasing, floor plan, foreign exchange, and such retail products and services such as database marketing, telephone banking, retail sweep accounts, and enhanced brokerage services." National City is consistently ranked among the top five cash management banks within the United States.

Management Structure
- --------------------
        Mr. Roemer, who has served as chairman and chief executive office of Integra since 1991, will retire from day-to-day mangement following the completion of the merger, but will remain chairman of the new National City Pennsylvania bank.
        Upon completion of the merger, National City Corporation's Office of the Chairman will consist of David A. Daberko, president and chief executive officer (who will be named chairman

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upon Edward B. Brandon's retirement in September 1995), William R. Robertson, deputy chairman, and Leonard M. Carroll, who will become vice chairman.

Profile of Integra Financial Corporation
- ----------------------------------------
        Integra Financial Corporation is a $15 billion diversified financial services company headquartered in Pittsburgh, Pennsylvania. Integra operated banks and other financial services subsidiaries principally in western Pennsylvania.

Profile of National City Corporation
- ------------------------------------
        National City Corporation is a $35 billion diversified financial services company based in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Kentucky, and Indiana.

EDITOR'S NOTE:  PHOTOGRAPHS AND BIOGRAPHICAL SKETCHES AVAILABLE BY CALLING (216)
- --------------  575-2344.

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

                          NATIONAL CITY CORPORATION
                        INTEGRA FINANCIAL CORPORATION
                               AUGUST 28, 1995
                              SUMMARY FACT SHEET


DEAL STRUCTURE                                  PRICING
- --------------                                  -------
Pooling of interests                            (based on recent National City closing price of
Tax-free exchange                               $31 3/8 and on recent Integra closing price of $52.00)
Devinitive agreement signed
Due diligence completed                         Purchase Price per Share                $62.75
                                                Book Value                              $32.01
TERMS                                           Tangible Book Value                     $29.49
- -----
2.00 shares of National City stock for          Price/Market                            121%
 each Integra Share                             Price/Book                              196%
                                                Price/Tangible Book                     213%
No walkaways                                    Price/96 EPS Consensus                  11.9x
Cross-lockups in place                          Integra shares @ 6/30                   32.9 million
                                                Fixed Exchange Ratio                    2.00 shares
TIMING                                          National City Shares Issued             65.8 million
- ------                                          Indicated Deal Value                    $2.1 billion
Subject to normal regulatory and
 shareholder approvals
Expected to close second quarter 1996


DEAL RATIONALE
- --------------
- -- Logical, contiguous, "close-in" expansion of similar customer base.
- -- Low financial risk. Cost savings alone will keep EPS on track. Systems conversion complete 30 days after closing. No revenue enhancements assumed.
- -- Another top 50 MSA. Culturally and economically similar to our very profitable markets in northern Ohio.
- -- Enhances National City's existing customer franchise.
- -- Ability to leverage costs of retail banking franchise over larger base.
- -- Source of stable low-cost core deposits.
- -- Additional synergies in mortgage servicing, consumer finance and trust.